Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of the 1st day of October, 2017 (the "Effective Date"), by and between, Kenneth L. Horton (the "Executive") and SENSEONICS, INCORPORATED ("Company").

WHEREAS, the Company wishes to employ Executive as the General Counsel and Corporate Development Advisor of the Company, and the Executive wishes to serve in such capacity for the Company and be its employee, subject to the terms and conditions of this Agreement;

WHEREAS, the Company and the Executive desire to set forth their respective rights and obligations in this Agreement; and

WHEREAS, this Agreement has been duly approved and its execution has been duly authorized by the Company's Board of Directors.

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.Employment by the Company.

1.1Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of General Counsel and Corporate Development Advisor, and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement.

1.2Duties. Executive will report to Tim Goodnow, CEO performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO. During the term of Executive's employment with the Company, Executive will work on a part-time basis (agreed to be approximately 50% of full-time, i.e. 20-25 hours per week) for the Company and will devote Executive's  best efforts and substantially half of Executive's business time and attention to the business of the Company. Executive shall perform Executive's duties under this Agreement principally on a remote basis. In addition, Executive shall make such business trips as are agreed between the parties, to such places as may be necessary or advisable for the efficient operations of the Company.

1.3Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company's personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. Executive will not participate in the Company's benefit plans in effect from time to time during his employment unless otherwise agreed in writing. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1Salary. Executive shall receive for Executive's services to be rendered under this Agreement an initial base salary of $187,500 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company's standard payroll practices ("Base Salary"). Twenty-five percent of the base salary for the time period October 1, 2017 through December 31, 2018 will be deemed to be paid by a grant of Restricted Stock Units (RSU). Subject to approval by the Board and subject to the terms of the 2015 Plan (the “Plan), Executive will be granted 23,450 Restricted Stock Units, which will vest in fifteen equal monthly installments at the end of the calendar month beginning October 31, 2017 in each case subject to Executive’s continuous employment through the applicable vesting date.  The Restricted Stock Units will be governed by and subject to the terms and conditions of the Plan and other documents issued in connection with the grant.

2.2Bonus. During the period Executive is employed with the Company, Executive shall be eligible to earn for Executive's services to be rendered under this Agreement a discretionary annual cash bonus of up to 50% of Base Salary ("Target Amount"), subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements. Whether or not Executive earns any bonus and its amount will be dependent upon (a) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the CEO; and (b) the reasonable discretion of the Chief Executive Officer, including with respect to whether Executive has worked materially more or less than an expected 50% of full time. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. The Board will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus, which could be above or below the Target Amount (and may be zero). Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if earned, will be paid to Executive within the time period set forth in the incentive compensation plan. In any subsequent year, if Executive completes six months of service and is subsequently terminated by the Company, Executive shall be entitled to a pro rata bonus payment, in an amount determined in accordance with this Section 2.2, whether or not Executive remains employed through the date the Company pays bonuses for such year.  For the three month period ended December 31, 2017 and for any period Executive works that is less than six months of a calendar year, the CEO and Compensation Committee may consider making a bonus payment based on Executive’s performance and hours worked.  Any such payments would be made at the time of the payment of other Executive bonuses for such year.

2.3Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company's standard expense reimbursement policy, as the same may be modified by the Company from time to time, including for travel and lodging on trips to Company headquarters. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than  December  31 of  the year  following  the year in which the expense was incurred,

(b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.4 Stock Option Grant.  Subject to approval by the Board and subject to the terms of the Plan, Executive will be granted an option (the “Option”) to purchase up to 223,500 shares of the Company’s Common Stock pursuant to the Company’s standard Qualified Stock Option Agreement.  Twenty-five (25%) percent of the Option Shares will vest on the first anniversary from the Start Date hereof and the remaining seventy-five percent (75%) shall vest in equal amounts at the end of each calendar month for the 36-month period following the first anniversary of the date hereof in each such case subject to Executive’s continuous employment through the applicable vesting date. The exercise price of the Option will be equal to the fair market value of the Company’s Common Stock on the date of grant of the Option, as determined by the Board in its sole discretion.  The Option will be governed by and subject to the terms and conditions of the Plan and other documents issued in connection with the grant.

3.Other Agreements and Indemnity.

Proprietary Information, Inventions, Non-Competition and Non- Solicitation Obligations. As a condition of employment, Executive agrees to execute and abide by a Employee Proprietary Information, Inventions, Non-Competition and Non Solicitation Agreement attached as Exhibit A ("Proprietary Information Agreement'), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

3.1Indemnification and Insurance.  Company shall enter into the Company’s standard form indemnification agreement attached as Exhibit B (the “Indemnification Agreement”) with Executive.  Company shall also ensure that Executive is covered under Company’s D&O Insurance policy with coverage customary for the General Counsel of a publicly-traded company for any claims resulting from or in any way relating to Executive’s Employment, whether such claims are brought during or after Executive’s Employment.  This paragraph and the Indemnification Agreement contain provisions that are intended by the parties to survive and do survive the termination of this Agreement.

4.Outside Activities during Employment. The parties acknowledge that, as a part-time employee, during the period of Employment Executive may engage in other employment, occupation or business enterprise, provided that such activities are not for an enterprise that develops or commercializes products competitive with the Company.  Executive will provide Company prior notice of any other employment activities and shall be responsible to manage such activities so that they do not interfere with Executive's responsibilities and the performance of Executive's duties hereunder.  It is further understood that Executive may pursue (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities  consistent  with Executive's duties; and (iii) such other activities as may be specifically approved by the Board or the Chief Executive Officer.  Company acknowledges the current activities engaged in by Executive, as noted on Exhibit C, are reasonable. For clarity, the restrictions of this Section shall not preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of any publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, "Affiliates" means an entity under common management or control with the Company.

5.No Conflict with Existing Obligations. Executive represents that Executive's performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive's employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.Termination of Employment. The parties acknowledge that Executive's employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive's employment at any time, with or without cause or advanced notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1Termination by the Company or Executive except in a Change of Control.

(a)The Company shall have the right to terminate Executive's employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.4, without "Cause" (as defined below) by giving notice as described in Section 8.1 of this Agreement.  Executive shall have the right to resign at any time and will use his best efforts to give 30 days notice before termination.

(b)Unless otherwise agreed in writing by the parties and except pursuant to Section 6.2 below regarding a termination prior to or following a Change of Control, upon any termination by the Company or by Executive, Executive will not receive severance, or any other severance compensation or benefits, except that (i) pursuant to the Company's  standard payroll policies, the Company shall pay to Executive the Accrued Obligations, and (ii) in the event of termination by the Company, the Executive may be eligible for a bonus payment under the terms of Section 2.2.

(c)Upon a termination, Executive will be paid all of the Accrued Obligations on the Company's first payroll date after Executive's date of termination from employment or earlier if required by law; (ii) if he holds any other positions with the Company, he will resign such position(s) to be effective no later than the date of Executive's termination date (or such other date as requested by the Board); (iii) he will return all Company property; and (iv) he will comply with his post-termination obligations under this Agreement and the Proprietary Information Agreement.

(d)For purposes of this Agreement, “Accrued Obligations” are (i) Executive's accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company's standard expense reimbursement policies, and (iii) benefits, if any, owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in acco rdance with applicable law and the provisions of such plan.

6.2Termination by the Company without Cause or for Good Reason Following a Change in Control.

(a)If Executive's employment by the Company is terminated by the Company without "Cause" (and not due to Disability or death) or by Executive for Good Reason (as defined below) during the three months prior to or within the twelve months following a Change in Control (as defined below), then 100% of the then unvested portion of the equity awards granted to Executive shall become fully vested.

(b)For purposes of this Agreement, a "Change in Control' means (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to  such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. In the event of any  interpretation  of  this definition, the Board of Directors of the Company, upon advice of legal counsel, shall have final and conclusive authority, so long as such authority  is exercised in good faith.  Notwithstanding the foregoing, a Change in Control will only be deemed to occur for purposes of this Agreement it is also meets the definition used for purposes of Treasury Regulation Section l.409A-3(a)(5), that is, as defined under Treasury Regulation Section l.409A-3(i)(5).

(c)For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following  events without Executive's  consent: (i) a material  reduction in Executive's Base Salary of at least 10% in the aggregate ; (ii) a material breach of this Agreement by the Company; (iii) any material diminution in Executive's duties, responsibilities,  authority, reporting structure, status or title, unless approved in writing by Executive; or (iv) an adverse change in the conditions of employment with respect to Executive’s remote work location, hours to be worked or amount of travel; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period'); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(d)“Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any written Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Executive's duties or failure to perform such duties in a manner  satisfactory  to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(e)Any damages caused by the termination of  Executive's employment without Cause or for Good Reason prior to or following a Change in Control  would  be difficult to ascertain; therefore, the payments for which Executive is eligible pursuant to Section

6.2above in exchange for the Company’s standard form of executive release of claims is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2	Termination by Virtue of Death or Disability of Executive.

(a)In the event of Executive's death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, in accordance with Section 6.4, and the Company shall, pursuant to the Company's standard payroll policies, pay to Executive's legal representatives all Accrued Obligations.

(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive and in accordance with Section 6.4, to terminate this Agreement based on Executive's Disability. Termination by the Company of Executive's employment based on "Disability" shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive's employment is terminated based on Executive's Disability, Executive will not receive severance or any other severance compensation or benefit, except that, pursuant to the Company' s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3	Notice; Effective Date of Termination.

(a)Termination of Executive's employment pursuant to this Agreement shall be effective on the earliest of:

(i)immediately after the Company gives  notice to Executive of Executive's termination, with or without Cause, unless pursuant to Section 6.2(d)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)immediately upon the Executive's  death;

(iii)ten (10) days after the Company gives notice to Executive of Executive's  termination on account of Executive's   Disability, unless the Company specifies  a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive's  duties prior to such date;

(iv)thirty (30) days after the Executive gives written notice to the Company of Executive's resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive's resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v)for a termination for Good Reason, immediately upon Executive's full satisfaction of the requirements of Section 6.2(c).

(b)In the event notice of a termination under subsections (a)(i), (iii),

(iii)and (iv) is given orally, at the other party's request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 8.1 below. In the event of a termination for Cause or Good Reason, written confirmation shall specify the subsection(s) of the definition of Cause or Good Reason relied on to support the decision to terminate.

6.4Cooperation with Company after Termination of Employment. Following termination of Executive's employment for any reason, Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive's employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice and at a reasonable location, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. In addition, for six months after Executive's employment with the Company ends for any reason, Executive agrees to cooperate fully with the Company in all matters relating to the transition of Executive's  work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. The Company will reimburse Executive for reasonable  out-of-pocket  expenses  Executive incurs in connection with any such cooperation, will compensate Executive for such time on the terms and at the rates of the Consulting Services Agreement executed August 22, 2017, and will make reasonable efforts to accommodate Executive's scheduling and location needs.

6.6Application of Section 409A. It is intended that all of the severance payments payable under this Agreement, if any, satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, "Section 409A") provided under Treasury Regulations Sections l.409A-l(b)(4) and l.409A-l(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive's termination of employment constitutes a "separation from service" (as defined under Treasury Regulation Section l.409A-l(h)). For purposes of Section 409A (including,  without limitation, for purposes of Treasury  Regulations 1 Section l.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes "deferred compensation" under Section 409A and if Executive is a "specified employee" of the Company, as such term  is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive's Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive's Separation from Service, and (b) the date of Executive's death (such earlier date, the "Delayed Initial Payment Date"), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

7.	Section 280G.

7.1Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate   Payments  that  are  to  be  paid  the  furthest  in  time  from  consummation   of  the

transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

7.2For purposes of this Section 5, the ''After Tax Amount' means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive's receipt of the  Aggregate  Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

8.	General Provisions.

8.1Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at 44 Rae Avenue, Needham, MA 02492 or Company-issued email address with a copy to KLHorton@comcast.net, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

8.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive's employment, or otherwise, for such period as may be appropriate under the circumstances.

8.4Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision on this Agreement.

8.5Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement, a separate Indemnification Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive's employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.6Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures will suffice as original signatures.

8.7Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

8.9Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Maryland.

8.10Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive's employment with the Company or out of this Agreement, or the Executive's termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive's employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of  1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive  Retirement  Income Security  Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Washington, DC metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators' fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive's option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EMPLOYEE

By:	/s/ Kenneth L. Horton
Kenneth L. Horton

SENSEONICS, INC.

/s/ Tim Goodnow
Tim T. Goodnow, Ph.D. President & CEO